UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/26/2010

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2010, Technitrol's Board of Directors terminated the Technitrol, Inc. Supplemental Retirement Plan amended and restated effective December 31, 2004 (the "Pre-409A Plan"). The Pre-409A Plan, which was filed as Exhibit 10.8(2) to Technitrol's Form 8-K dated December 31, 2008, applies to benefits accrued by participants from inception of the plan through December 31, 2004. In connection with the Pre-409A Plan termination, participants consisting of fourteen present and former employees received payments of the benefits due them in accordance with the terms of the plan which have been previously described in the Definitive Proxy Statement on Schedule 14A dated April 20, 2010 for Technitrol's 2010 annual shareholders meeting and in accordance with the Agreement for Settlement of Benefits under Pre-409 SERP which was filed as Exhibit 10.8(3) to Technitrol's Form 8-K dated September 24, 2009. The payments, which were in the aggregate amount of approximately $13.5 million, were made from the trust established under the Technitrol, Inc. Grantor Trust Agreement dated July 5, 2006 which was filed as Exhibit 10.8(1) to Technitrol's Form 8-K dated July 11, 2006 (the "Trust"). Other than amounts previously paid into the Trust, the aggregate cash cost to Technitrol to fund obligations arising before the Pre-409A Plan termination was approximately $6.1 million. After termination of the Pre-409A Plan, the Trust was also terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: October 26, 2010	By:	/s/ Drew A. Moyer
Drew A. Moyer
Interim Chief Executive Officer; Chief Accounting Officer